Exhibit 5.1

May 20, 2021

Replimune Group, Inc.

500 Unicorn Park

Woburn, MA 01801

Re:	Replimune Group, Inc., Registration Statement on Form S-8 Filed on May 20, 2021

Ladies and Gentlemen:

We have acted as counsel to Replimune Group, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the offer and sale of 6,222,151 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), including (i) 4,807,055 shares of Common Stock issuable under the Company’s 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”), (ii) 1,201,763 shares of Common Stock issuable under the Company’s Employee Stock Purchase Plan (the “ESPP” and, together with the 2018 Plan, the “Plans”), (iii) 125,000 shares of Common Stock issuable upon the vesting and exercise of a stock option award made to Sushil Patel as an inducement material to his entering into employment with the Company (the “Patel Option Agreement”), and (iv) the vesting of 88,333 shares of Common Stock issuable pursuant to a restricted stock unit award made to Sushil Patel as an inducement material to his entering into employment with the Company (the “Patel RSU Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Third Amended and Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors and the committees thereof relating to the Registration Statement, (iv) the Plans, (v) the Patel Option Agreement, (vi) the Patel RSU Agreement and (vii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof that the Shares have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plans, the Patel Option Agreement and the Patel RSU Agreement, as applicable, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP